Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 16 to the Registration Statement on Form S-11 on Form S-3 (File No. 333-207740) of Resource Apartment REIT III, Inc. of our report dated October 12, 2018, with respect to the historical summary of statements of revenues and certain expenses of Matthews Reserve for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on October 12, 2018, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hood and Strong, LLP

San Francisco, California

December 6, 2019